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INVESTOR RELATIONS CONTACT:
KCSA WORLDWIDE
Jeffrey Goldberger
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jgoldberger@kcsa.com

COMMAND CENTER COMPLETES $10 MILLION FINANCING

POST FALLS, Idaho – December 5, 2007, Command Center, Inc. (OTC Bulletin Board: CCNI), a leading provider of on-demand labor personnel in the United States, announced today that it successfully completed a financing that raised gross proceeds of approximately $10 million through a private investment in public equity (PIPE) offering to several institutional and accredited individual investors.

Command Center sold approximately 10 million shares of common stock and warrants to purchase up to approximately 6.1 million shares (including 1,140,000 placement agent warrants). The purchase price for the common stock was $1.00 per share. The warrants have an exercise price of $1.25 per share.

MDB Capital Group, LLC, a Santa Monica based investment bank, acted as placement agent in connection with the funds raised.

Command Center has agreed to file a registration statement with the United States Securities and Exchange Commission covering any future resale by the investors of the shares sold and of any shares issued upon exercise of the warrants sold in the offering.

Following this transaction, Command Center has 35,419,667 shares of common stock outstanding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Command Center, Inc.

The Company provides on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services, as well as other assignments.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the availability of worker's compensation insurance coverage, the availability of suitable financing for the Company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10KSB filed with the Securities and Exchange Commission on April 2, 2007 and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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